Exhibit 10.33

TERMS OF EMPLOYMENT

(1) Start Date, Position, Location and Assistant.

Your employment with Citigroup Global Markets Inc. (“CGMI”) will commence no later than 30 days from tomorrow or earlier if your current employer releases you. You will be Vice Chairman of Citigroup Inc. (“Citigroup”) with responsibilities as agreed herein. You will be focused on Citigroup’s Global Corporate and Investment Banking Group (“GCIB”) principally but you shall also advise Charles O. Prince, the CEO of Citigroup, or his successor (“Prince”) with respect to other Citigroup matters. You will report primarily to Michael Klein, CEO of Global Banking for the GCIB and Robert Druskin as CEO of the GCIB, or their successors (“Klein” and “Druskin”, respectively), with respect to Investment and Corporate Banking matters, and to Prince with respect to other Citigroup advisory matters. Klein and Druskin will be responsible for supervising your activities as they relate to the investment banking and securities businesses. You will be located in Manhattan, N.Y. with offices primarily at GCIB Headquarters and additional office space at 399 Park Avenue. It is agreed that for 3 months from your termination date (August 6, 2004) from CSFB, you will not directly or indirectly solicit any clients of CSFB.

You shall be a member of the GCIB Planning Group and the GCIB Global Banking Operating Committee, the European and North American Customer Committees and the European Advisory Board. Also, you shall be an ex officio member of Citigroup’s International Advisory Board.

You shall have the ability to hire a secretarial assistant of your choice subject to CGMI’s/GCIB’s hiring, pay and other applicable policies, provided that such assistant shall receive the same compensation that she is currently receiving from her present employer but, in no event, shall it exceed the compensation of other high level assistants at the GCIB.

(2) Senior Executive Obligations and Restrictions.

As a Senior Executive, you are subject to the Citigroup Stock Ownership Commitment (“SOC”) under which you must agree to hold 75% of any Citigroup stock you own today or acquire from the company in the future. Additional information about the SOC will be provided to you under separate cover. Also, you shall be subject to certain Sarbanes-Oxley company-related loan restrictions.

(3) Annual Compensation.

(a)	You will be paid a semi-monthly salary of $8,333.33, annualized to $200,000.00;

(b)

You shall be eligible for annual discretionary incentive compensation payments based upon your performance, the performance of your business, the performance of Citigroup and its businesses, particularly the GCIB, as recommended by Druskin and Klein (with respect to GCIB performance) and reviewed by Prince. In no event, however, shall the incentive compensation payment be less than $5.5 million per year for calendar years 2004 and 2005, subject to the conditions below and less any base salary paid with respect to such year. For 2006 and 2007, you will be paid incentive compensation on the same basis as other peer executives. However, for purposes of the provision of Section 5 (c), such incentive compensation shall be deemed to be $1 million. All incentive compensation payments are payable in part in cash and in restricted stock awards issued pursuant to the Capital Accumulation Program(s) (“CAP”) then in effect. A summary of CAP is enclosed;

(c)	All compensation is payable in accordance with CGMI’s/GCIB’s payroll policies in effect from time to time. In order to receive any incentive compensation payment, you must be employed on the day the payment is made which is typically the first quarter of the following year, except as otherwise provided for herein; and

(d)	You will also be entitled to participate in CGMI’s/GCIB’s comprehensive benefits program available to similarly situated employees.

(4) Restricted Stock Award.

CGMI/GCIB shall cause to be granted to you a Citigroup Restricted Stock Award valued at $5 million. Such Award shall be granted to you within 30 days of your start date. The Award shall vest as follows: 50% on the later of September 20, 2005, or the one-year anniversary from your start date and 50% on September 20, 2006, provided you remained employed by CGMI/GCIB on such dates. Any unvested portion(s) of this Award shall be accelerated and paid to you should your employment be terminated by your dismissal by CGMI/GCIB without “Cause”, or at GCIB’s discretion, a payment in cash (less customary payroll deductions) will be made to you for the value of the forfeited restricted stock based upon the value of the restricted stock on your termination date, or due to your death or, in the case of your disability, after 12 consecutive months of disability. Any unvested portion(s) of this Award shall be cancelled should your employment with CGMI/GCIB terminate for any other reason.

(5) Timing and Conditions of Guaranteed Incentive Compensation Payments.

(a)	Your guaranteed incentive compensation payment will not be paid if, before the date of the scheduled payment, you have voluntarily terminated your employment or you have been terminated by CGMI/GCIB for “Cause.” Cause shall mean an action taken by a regulatory body or a self regulatory organization (“SRO”) which substantially impairs you from performing your duties and that relates to any act or failure to act that occurs during your tenure; gross misconduct in connection with your employment; a material breach of CGMI’s/GCIB’s Policies or procedures; a material act of dishonesty relating to your employment or in any other commercial or business context; a material breach of your fiduciary duty of loyalty to the company; violation of a federal or state securities law, rule or regulation or a violation of an SRO’s constitution, by-laws, rules or regulations; failure, due to your own act or omission, to remain licensed where required to perform your duties; conviction of a felony; material failure in the performance of your duties; or any material misrepresentation made by you to us in furtherance of this offer. For all purposes of this Agreement, a termination without Cause will include a voluntary termination by you following a material breach of this agreement by Citigroup (including, without limitation, a change in your title or reporting lines) after reasonable notice and an opportunity to cure.

(b)	Your guaranteed incentive compensation will be pro-rated in the event of any authorized leave of absence during the year. Notwithstanding anything to the contrary, your guaranteed incentive compensation payment will be paid to you or your estate for the year in which your employment with CGMI/GCIB is terminated by reason of your permanent disability (as defined by CGMI’s/GCIB’s long-term disability carrier) or death and all CAP awards, upon death, will vest immediately and upon disability, will vest after 12 consecutive months of disability. Such payment shall be made to you or your estate when incentive compensation is typically made to others similarly situated to you. CGMI/GCIB shall have no obligation to pay you or your estate any guaranteed incentive compensation for any year after the year in which you became permanently disabled or died.

(c)	Notwithstanding anything to the contrary, your guaranteed incentive compensation payments for 2004, 2005, 2006 and 2007 not yet awarded will be paid in cash within 30 days after your termination of employment if, before the date of the scheduled payment CGMI/GCIB terminates your employment without Cause, and all previously granted CAP shall vest as of your termination date, or at GCIB’s discretion, a payment in cash (less customary payroll deductions) will be made to you for the value of the forfeited restricted stock based upon the value of the restricted stock on your termination date.

(d)	Upon termination of your employment, all employee perquisites, entitlements and benefits will immediately cease, except as otherwise provided for in this agreement, or as otherwise provided under the relevant benefit plans. In addition, you agree to accept the foregoing payments in full satisfaction of any and all claims arising out of this offer.

(6) At-Will Employment.

Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is “at-will” which affords you and CGMI/GCIB the right to terminate the relationship at any time for no reason or any reason not otherwise prohibited by law.

(7) Length of Incentive Compensation Guarantee.

You acknowledge that the guaranteed compensation arrangement described herein is only for 2004 and 2005 and does not constitute an agreement with respect to any compensation or incentive compensation for any year thereafter.

(8) Travel.

In furtherance of company related business, you shall be provided with a car and driver and the use of the corporate aircraft in a manner consistent with similarity situated high-level corporate executives.

(9) Press Release.

CGMI/GCIB and you will agree to the timing and content of any public announcement of your employment with CGMI/GCIB.

(10) Arbitration of Disputes.

Any controversy or dispute relating to your employment with or separation from CGMI will be resolved in accordance with CGMI/GCIB’s Employment Arbitration Policy as described in the Principles of Employment (Rider A) which is incorporated herein by reference.

(11) General Conditions Governing your Employment.

Except as otherwise provided herein, throughout your employment you will be subject to CGMI’s/GCIB’s Principles of Employment, the CGMI/GCIB Employee Handbook, the Citigroup Code of Conduct as well as other CGMI/GCIB policies and procedures that may be in effect from time to time.

(12) Pre-Employment Requirements.

We remind you that this offer is conditional upon successful completion of the following steps. A clean pre-employment drug screening, providing proof of citizenship or the appropriate right to work documentation along with completing an “I-9 form” no later than three days after your employment commences, verification of your license and/or registration, and confirming the absence of any violation, fine, suspension, or any other regulatory action and lastly, reference checks and a background, including a credit and criminal, investigation report confirming that there is nothing that would disqualify you from working for us.

(13) Licensing Requirements.

Considering your seniority, it is expected that you will obtain a Series 7 license. You agree to obtain this license within the next 180 days.

(14) Mandatory Regulatory Training.

Given our commitment to operate with the highest ethical standards and the best business practices, as an employee of CGMI/GCIB, you will be asked to complete training in several of the Firm’s key policies within 90 days of your joining us. The topics of the training include “Anti-Tying” and “Structured Finance/Complex Transactions”. Shortly after your start date, you will receive an email notifying you of how to access the Firm’s Web-based training and separate URLs for each topic.

(15) Notice Period.

You agree to not resign, retire or otherwise terminate your employment with CGMI/GCIB, without first giving CGMI/GCIB 90 days’ prior written notice of the effective date of your last day of employment. CGMI/GCIB may, in its discretion, with respect to the remaining period of the notice: remove any duties assigned to you; assign you to other duties; require you to remain away from CGMI’s/GCIB’s place of business; or, waive the remaining notice period and consider your resignation effective immediately, or some date prior to the expiration of the notice period. Notwithstanding the foregoing, for the period of time remaining after you have given notice, you will continue to be paid your current salary, provided you continue to act in a manner consistent with your obligations as an employee of CGMI/GCIB. You also agree that during the applicable 90-day notice period, you will not directly or indirectly solicit or induce away from CGMI/GCIB, or cause to be solicited or induced away from CGMI/GCIB, any business from any of CGMI’s/GCIB’s investment or corporate banking customers, clients or accounts with whom you had contact. If your resignation was deemed effective at such earlier date, then the balance of your unpaid salary for this notice period will be paid to you in a lump sum.

(16) Non-Solicit of CGMI’s/GCIB’s Employees.

During the one-year following your termination of employment, you agree that you will not directly or indirectly solicit or induce any employee of CGMI/GCIB, its affiliates or subsidiaries, to terminate his or her employment with CGMI/GCIB et al. and become employed by a competitor.

(17) Severability.

In the event that any provision of this offer shall be determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this offer shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(18) Merger of Terms.

This letter describes CGMI’s/GCIB’s offer of employment. Any other documents, discussions or agreements that you may have had with us are not part of our offer unless they are described in these Terms, including CGMI/GCIB’s Principles of Employment which you must read carefully, sign and return as part of accepting our offer. These Terms and the Principles of Employment may not be modified except by another written agreement signed by both you and CGMI/GCIB.

(19) Expiration of these Terms.

You must acknowledge your acceptance of these Terms by signing and returning to me the Principles of Employment and the acknowledgment copy of these Terms by end of day, today, otherwise this offer is withdrawn.

By: Citigroup Global Markets Inc.:

DATE:
Michael Klein
Managing Director and CEO of Global Banking

ACCEPTED BY:	DATE:
Stephen Volk